                                                                   EXHIBIT 10.19
                                                                   -------------

                        EXECUTIVE EMPLOYMENT AGREEMENT

        This Executive Employment Agreement ("Agreement") is made and entered into effective as of March 23, 1998 (the "Effective Date"), by and among VERISITY, LTD., an Israeli corporation ("Verisity-Israel"), VERISITY DESIGN, INC., a California corporation (the "Company") and MOSHE GAVRIELOV, an individual resident of California ("Executive"), with reference to the following:

                                  BACKGROUND

        A. The Company and Verisity-Israel are in the business of developing and marketing design verification software for the semiconductor industry.

        B.  Executive has extensive experience in the semiconductor industry.

        C. The Company desires to retain the full-time services of Executive and Verisity-Israel desires Executive to serve as its Chief Executive Officer without being an employee of Verisity-Israel and Executive is willing to be employed by the Company and to serve Verisity-Israel in such capacities, on the terms and conditions set forth in this Agreement.

        NOW THEREFORE, in consideration of the promises herein made and on the terms and subject to the conditions herein contained, the parties hereby agree as follows:

    1.  Employment.  The Company hereby employs Executive on the terms set forth
        ----------
herein and Executive hereby accepts such employment for an indefinite term beginning on the Effective Date, but subject to termination as provided under
Section 6 below.

    2.  Duties.  During the period of his employment with the Company hereunder,
        ------
Executive will be employed by the Company and will report directly to the Company's Board of Directors. Executive will:

              (a) devote his full business time and attention, and give his best effort and skill solely to the Company's business affairs and interests, and shall not, without the Company's prior written approval, render to others services of any kind for consideration or engage in any other business activity that would

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materially interfere with the performance of his duties under this Agreement, provided that Executive may serve on the board of directors of other corporations with the prior approval of the Company's Board of Directors;

        (b) perform such services and assume such duties and responsibilities which may from time to time be reasonably assigned to him by the Company's Board of Directors, consistent with his office as Chief Executive Officer of Verisity-Israel; and

        (c) in all respects use his best efforts to further, enhance and develop Verisity-Israel's and the Company's business affairs, interests and welfare.

    3.  Compensation.  In consideration of Executive's services to the Company
        ------------
during the term of this Agreement, Executive will receive the following:

              (a) The Company will pay Executive a base salary equivalent to $250,000 per annum during the remainder of 1998 and throughout 1999. Thereafter, at the sole discretion of the Company's Board of Directors, Executive's base salary may be increased (but shall not be required to increase) above the $250,000 per annum level. Executive's base salary will be paid in equal installments (pro rated for portions of a pay period) on the Company's regular pay days and the Company will withhold from such compensation all applicable federal and state income, social security, and disability and other taxes as required by applicable laws.

              (b) Verisity-Israel will grant Executive an option to acquire up to 671,938 of its ordinary shares pursuant to the Stock Option Agreement, a copy of which is attached hereto as Exhibit A and Verisity-Israel's 1996 U.S. Stock
                               ---------
Option Plan ("Option Plan"), a copy of which is also included in Exhibit A.
                                                                 ---------

              (c) For each fiscal year of the Company during which Executive is employed hereunder, commencing with the year beginning January 1, 1999, Executive will be eligible for the award of an annual bonus, the criteria and conditions of which will be established by the Company's Board of Directors prior to the first day of such fiscal year, provided that at target levels the amount of such bonus (the "Target Bonus") will be equal to fifty percent (50%) of Executive's base salary payable during such year.

    4.  Appointment to the Board of Directors and Other Offices.  As soon as
        -------------------------------------------------------
practicable after the Effective Date of this Agreement: the Company will take all appropriate actions to cause Executive to be appointed or elected to its Board of Directors and as the Company's Chairman; Verisity-Israel will take all appropriate actions to cause Executive to be appointed or elected to its Board of Directors and to cause Executive to be appointed or elected as its Chief Executive Officer.

    5.  Benefits and Reimbursements.
        ---------------------------

        5.1 Executive will, during the term hereof, have the right to receive such benefits as are generally made available to full-time executive officers of the Company. In addition, or inclusive of such benefits, the Company will provide Executive with the following:

              (a) the Company's standard medical and dental plan insurance covering Executive and his immediate family;

              (b) in addition to normal holidays recognized by the Company, Executive will be entitled to four weeks paid vacation annually, provided however that any determination of amounts owed as accrued vacation upon termination of employment will be based on Company's vacation policy then in effect at the time of termination and based solely upon Executive's base salary, as described in Section 3(a) above;

              (c) the Company reserves the right to modify, suspend or discontinue any of the above benefit plans, policies and practices at any time without notice to or recourse by Executive, so long as such action is taken generally with respect to other similarly situated persons and does not single out Executive.

        5.2 The Company will reimburse Executive for travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his duties hereunder, provided that all such expenses will be reimbursed only (i) upon the presentation by Executive to the Company of such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of his duties, and (ii) if such expenses are consistent with all policies of the Company in effect from time to time as to the kind and amount of such expenses.

    6.  Termination of Employment.
        -------------------------

        6.1   Termination At Will By Either Party.  Subject to the payment to
              -----------------------------------
Executive of the applicable severance payment as provided in Section 6.4(b) below, if any, either party may terminate this Agreement, for any reason, with or without Cause (as defined at Section 6.3 below), upon written notice to the other.

     6.2  Death or Permanent Disability of Executive.  This Agreement will
          ------------------------------------------
terminate automatically upon the death or permanent disability of Executive. Executive will be deemed permanently disabled for the purpose of this Agreement if, in the good faith determination of the Board of Directors of the Company, based on sound medical advice, Executive has become physically or mentally incapable of performing his duties hereunder for a continuous period of 180 days, or for a total of 180 days in any consecutive 12-month period, in which event Executive will be deemed permanently disabled upon the expiration of either such 180-day period. In the event of a termination of this Agreement due to the death or permanent disability of Executive, Executive or his estate will be entitled only to (i) the basic salary through the effective date of such termination, in accordance with Section 3 above and (ii) a prorated portion of the Target Bonus to the extent the same would have been earned by him had he continued to be employed by the Company through the end of the fiscal year during which his employment terminates as a result of such death or disability (such proration to be based on the actual number of days of employment during such year prior to the effective date of termination), but to no other severance payment.

     6.3  Executive's Termination For Cause.  The Company will have the right to
          ---------------------------------
terminate Executive's employment hereunder for "Cause" at any time effective upon its giving of notice to Executive of the facts and circumstances constituting such Cause. For such purposes, "Cause" means the occurrence of one or more of the following: (i) the commission by Executive of any act materially detrimental to the Company or Verisity-Israel, including fraud, embezzlement, theft, bad faith, gross negligence, dishonesty, recklessness or willful misconduct; (ii) repeated failure or refusal to perform the lawful instructions of, or duties as may be assigned to Executive by, the Company's Board of Directors from time to time or as may be assigned to Executive as Chief Executive Officer of Verisity-Israel by its Board of Directors; (iii) any state, federal or other (e.g., foreign) conviction, including but not limited to a plea of nolo contendere to a felony charge; (iv) any material misrepresentation by Executive to the Company or Verisity-Israel regarding the operation or status of the Company or Verisity-Israel or any material aspect of their business; (v) any disclosure by Executive of any material confidential information; (vi) any violation by Executive of any of Company's policies, practices or procedures; or
(vii) breach of any covenant of this Agreement.

     6.4  Compensation Upon Termination.
          -----------------------------

          (a) In the event that the Company terminates Executive's employment for "Cause" pursuant to Section 6.3 above, Executive will be entitled to only:
(i) the compensation provided for in Section 3(a) above for the period of time ending with the date of termination; (ii) compensation for any unused vacation that Executive may have accrued, as well as all earned benefits, up to and including the date of termination; (iii) "COBRA" benefits to the extent required by applicable law; and (iv) reimbursement for such expenses as Executive may have properly incurred on behalf of the Company as provided in
Section 5.2 above prior to the date of termination.

          (b) In the event that either (i) the Company (or any "Successor Entity" as that term is defined in the Option Plan) terminates Executive's employment without "Cause" pursuant to Section 6.3 above, or (ii) Executive voluntarily terminates his employment with the Company following any Constructive Termination Event (as defined below), then in addition to the amounts payable pursuant to Section 6.4(a) above, Executive will be entitled to receive (i) payments earned pursuant to Section 3(c) above prior to his termination and (ii) a severance payment in an amount equal to the sum of the aggregate base salary and the amount of the Target Bonus whether or not such Target Bonus would have otherwise been payable to Executive by the Company pursuant to Section 3(c) above for (A) the 6-month period following the effective date of any such termination occurring prior to the first anniversary of the Effective Date, except a termination occurring during the 12-month period following the Closing of a Change of Control Transaction (as those terms are defined in the Option Plan), or (B) the 12-month period following the effective date of such termination occurring on or after the first anniversary of the Effective Date or the 12-month period following the Closing of a Change of Control Transaction, provided that in any case the Company's obligation to pay any severance payment to Executive will be expressly conditioned upon the execution by Executive and delivery by him to the Company and Verisity-Israel of a general release and waiver of all claims (employment-related and otherwise) against the Company, Verisity-Israel and their affiliates as well as their respective officers, directors, employees and agents, and covenant not to sue any such party in connection with such released claims, in reasonable form provided by the Company. For purposes hereof, the term "Constructive Termination Event" means and includes: (i) any notice or decision by the Board of Directors of Verisity-Israel (or, in the event of a Change of Control Transaction, of any Successor Entity) that Executive will no longer serve in the capacity of Chief Executive Officer of Verisity-Israel (or Chief Executive Officer of such Successor Entity); (ii) any notice or decision by the Board of Directors of the Company (or any Successor Entity) that Executive will no longer serve in the capacity of Chairman of the Company (or such Successor Entity); or (iii) any relocation of the Company's principal executive offices, or of Executive's place of employment, to a location outside of either Santa Clara County, San Mateo County, the City and County of San Francisco, Marin County,

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Sonoma County, Napa County, Solano County, Contra Costa County or Alameda
County.

          (c) The payments set forth in this Section 6.4 will fully discharge all responsibilities of the Company and Verisity-Israel to Executive under this Agreement, or relating to or arising out of the termination of Executive's employment.

     6.5  Limitation on Payments.  In the event that the severance and other
          ----------------------
benefits provided to Executive under this Section 6 ("Severance Payments") would
(i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this
Section 6, such Severance Payments (together with any other "parachute payments" made to the Executive hereunder or under any other agreement with the Executive) would be subject to the excise tax imposed by Section 4999 of the Code, then such Severance Payments under this Section 6 shall be either:

          (a) payable in full, reduced only by the tax cost, if any, to the Company as a result of any loss of any deduction under Section 280G of the Code with respect to the Severance Payment; or

          (b) payable in such lesser amount which would result in no portion of such Severance Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of payments under this Section 6. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6.5 shall be made in writing by independent public accountants agreed to by the Company and Executive (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6.5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes (of both the Executive and the Company) and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.5. The Company and the Executive will equally share all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. As long as the Company has not registered any of its securities under the Securities Act of 1933, as amended, and is not required to file any reports under the Securities Exchange Act of 1934, as amended, it will use its best efforts to seek shareholder approval of the Severance Payments to be made to Executive hereunder.

     7.   Unfair Competition By Executive.
          -------------------------------

          7.1 Executive agrees that all trade secrets, confidential or proprietary information with respect to the activities and businesses of the Company and Verisity-Israel, including, without limitation, personnel information, secret processes, know-how, customer lists, data bases, ideas, techniques, processes, inventions (whether patentable or not) and other technical plans, business plans, marketing plans, product plans, forecasts, contacts, strategies and information (collectively "Proprietary information") which were learned by Executive in the course of his employment by the Company or his services to Verisity-Israel, and any other Proprietary Information received, developed or learned by Executive hereafter in the course of his future employment by or in association with the Company and Verisity-Israel are confidential and will be kept and held in confidence and trust as a fiduciary by Executive. Executive will not use or disclose Proprietary Information except as necessary in the normal course of the business of the Company or Verisity-Israel for their sole and exclusive benefit, unless Executive is compelled so to disclose under process of law, in which case Executive will first notify the Company promptly after receipt of a demand to so disclose. Upon termination of Executive's employment with the Company for any reason, he will immediately deliver to the Company all tangible, written, graphical, machine readable and other materials (including all copies) in his possession or under his control containing or disclosing Proprietary Information. Executive will not disclose to the Company or Verisity-Israel, or use in connection with his employment on behalf of the Company or Verisity-Israel, any confidential information of any third party. Executive represents to the Company and Verisity-Israel that his employment with the Company, and his activities on its behalf and on behalf of Verisity-Israel, will not violate any obligation or commitment that Executive has to any third party.

          7.2 For a period of two (2) years following the termination of his employment with the Company for any reason, he will not, without the Company's express written consent, either on his own behalf or on behalf of another, solicit employees of the Company or Verisity-Israel for the purpose of hiring them.

          7.3 Executive, the Company and Verisity-Israel acknowledge that: (i) each covenant and restriction contained in Sections 7.1, 7.2 and 8 of this Agreement is necessary, fundamental and required for the protection of the Company's and Verisity-Israel's business; (ii) such relate to matters which are of a

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special, unique and extraordinary character that gives each of them a special, unique and extraordinary value; and (iii) a breach of any such covenant or restriction will result in irreparable harm and damage to the Company and/or Verisity-Israel which cannot be compensated adequately by a monetary award. Accordingly, it is expressly agreed that, in addition to all other remedies available at law or in equity, and notwithstanding anything to the contrary in
Section 10 below, the Company and/or Verisity-Israel will be entitled to the immediate remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or restriction, or otherwise specifically to enforce the provisions contained in Sections 7.1, 7.2 and 8 of this Agreement.

     8.   PROPRIETARY MATTERS.  Executive expressly understands and agrees that
          -------------------
any and all improvements, inventions, discoveries, processes or know-how that are generated or conceived by Executive during the term of this Agreement, whether so generated or conceived during Executive's regular working hours or otherwise, will be the sole and exclusive property of the Company, and Executive will, whenever requested to do so by the Company (either during the term of this Agreement or thereafter), execute and assign any and all applications, assignments and/or other instruments and do all things which the Company may deem necessary or appropriate lit order to apply for, obtain, maintain, enforce and defend patents, copyrights, trade names or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes or know-how, or in order to assign and convey or otherwise make available to the Company the sole and exclusive right, title and interest in and to said improvements, inventions, discoveries, processes, know-how, applications, patents, copyrights, trade names or trademarks, subject to California Labor Code section 2870, which reads as follows:

          "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities or trade secret information except for those inventions that either:

               (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

               (2) Result from any work performed by the employee for the employer.

          (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

     9.   KEY-MAN INSURANCE.  Executive agrees to make himself available and to
          -----------------
undergo, at the Company's request and expense, any physical examination or other procedure necessary to allow the Company to obtain a key-man insurance policy on Executive. If the Company obtains such policy, it will maintain the policy at its expense and all proceeds will be the sole property of the Company.

     10.  ARBITRATION.  The parties will attempt in good faith promptly by
          -----------
negotiations to resolve any dispute or controversy arising out of or relating to this Agreement or to the employment or termination of Executive by the Company. If a party intends to be accompanied at a negotiation meeting by an attorney, the other party will be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

          In the event the parties are unable to settle such controversy amicably through negotiations, the dispute will be submitted to binding arbitration before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association provided that: (i) the arbitrator will be instructed and empowered to take whatever steps to expedite the arbitration as he or she deems reasonable; (ii) each party will bear its own costs in connection with the arbitration; (iii) the arbitrator's judgment will be final and binding upon the parties, except that it may be challenged on the grounds of fraud or gross misconduct; and (iv) the arbitration will be held in Santa Clara County, California. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction. The parties hereby consent to the jurisdiction of, and proper venue in, the federal and state courts located in Santa Clara County, California.

          Unless otherwise expressly set forth in this Agreement, the procedures specified in this Section 10 will be the sole and exclusive procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other provisional judicial relief, if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such

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action the parties will continue to participate in good faith in the procedures specified in this Section 10.

     11.  Miscellaneous.
          -------------

          11.1 Governing Law; Interpretation.  This Agreement (and Section 2(d)
               -----------------------------
of the Stock Option Agreement attached hereto as Exhibit A to the extent that a
                                                 ---------
determination is required to be made whether a Constructive Termination Event has occurred as defined herein, notwithstanding the general governing law provision in Section 7(c) of said Stock Option Agreement) will be governed by the substantive laws of the State of California applicable to contracts entered into and fully performed in such jurisdiction. The headings and captions of the Sections of this Agreement are for convenience only and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof. This Agreement will be construed as a whole, according to its fair meaning, and not in favor of or against any party, regardless of which party may have initially drafted certain provisions set forth herein.

          11.2 Assignment.  This Agreement is personal to Executive and he may
               ----------
not assign any of his rights or delegate any of his obligations hereunder without first obtaining the prior written consent of, the Board of Directors of the Company.

          11.3 Notices.  Any notice, request, claim or other communication
               -------
required or permitted hereunder will be in writing and will be deemed to have been duly given if delivered by hand or if sent by certified mail, postage and certification prepaid, to Executive at his residence (as noted in the Company's records), or to the Company at its address as set forth below its signature on the signature page of this Agreement, or to such other address or addresses as either party may have furnished to the other in writing in accordance herewith.

          11.4 Severability.  In the event any provision of this Agreement or
               ------------
the application of any such provision to either of the parties is held by a court of competent jurisdiction to be contrary to law, such provision will be deemed amended to the extent necessary to comply with such law, and the remaining provisions of this Agreement will remain in full force and effect.

          11.5 Entire Agreement; Amendments.  This Agreement (together with the
               ----------------------------
Stock Option Agreement and any other exhibits and attachments hereto or thereto) constitutes the final and complete expression of all of the terms of the understanding and agreement between the parties hereto with respect to the subject matter hereof, and this Agreement replaces and supersedes any and all prior or contemporaneous negotiations, communications, understandings, obligations, commitments, agreements or contracts, whether written or oral, between the parties respecting the subject matter hereof. Except as provided in Section 11.4 above, this Agreement may not be modified, amended, altered or supplemented except by means of the execution and delivery of a written instrument mutually executed by both parties.

          11.6 Attorneys' Fees.  In the event it becomes necessary for any party
               ---------------
to initiate legal action or any other proceeding to enforce, defend or construe such party's rights or obligations under this Agreement, the prevailing party will be entitled to its reasonable costs and expenses, including attorneys' fees, incurred in connection with such action or proceeding.

     12.  EXECUTIVE ACKNOWLEDGMENT.  EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN
          ------------------------
GIVEN THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL CONCERNING THE RIGHTS AND OBLIGATIONS ARISING UNDER THIS AGREEMENT (INCLUDING FOR PURPOSES OF THIS SECTION 12, THE STOCK OPTION AGREEMENT AND THE RELATED STOCK OPTION PLAN), THAT HE HAS READ AND UNDERSTANDS EACH AND EVERY PROVISION OF THIS AGREEMENT, AND THAT HE IS FULLY AWARE OF THE LEGAL EFFECT AND IMPLICATIONS OF THIS AGREEMENT.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

VERISITY DESIGN, INC.                   Executive:


By:  /s/ Pierre R. Lamond               /s/ Moshe Gavrielov
     ---------------------------------  --------------------------------------
                                        MOSHE GAVRIELOV
Its: Director
     ---------------------------------

Address: c/o Sequoia Capital            Address: 1900 Webster St.
         -----------------------------           -----------------------------
                                                 Palo Alto, CA
         _____________________________           -----------------------------
Fax:     (650) 854-2977                 Fax:     (650) 324-4581
         -----------------------------           -----------------------------

VERISITY LTD.


By:  /s/ Pierre R. Lamond
     -----------------------------------
Its: Director
     -----------------------------------
Address: c/o Sequoia Capital
         -------------------------------
         _______________________________
Fax:     (650) 854-2977
         -------------------------------